Exhibit 31.1
CERTIFICATE OF INCORPORATION
OF
ATLAS HOLDINGS, INC.

1.  The name of the corporation is Atlas Holdings, Inc.
2.      The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, County of New Castle, 19808. The name of its registered agent at that address is Corporate Services Company.
3.      The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
4.      The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $0.01.
5.      The name and mailing address of the incorporator is Natalie Lum-Tai, c/o Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.
6.      The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.
7.      Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.
8.      The number of directors of the corporation shall be fixed from time to time pursuant to the by-laws of the corporation.
9.      Any action required or permitted to be taken by the holders of Common Stock of the corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.

10.      A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
11.      The corporation will, to the fullest extent permitted by law, indemnify any and all officers and directors of the corporation, and may, in the discretion of the board of directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters.
IN WITNESS WHEREOF, I have signed this certificate of incorporation this 4th day of October, 2017.
/s/ Natalie Lum-Tai

Name:	Natalie Lum-Tai

Title:	Incorporator